Exhibit 23.3

October 28, 2009

Boards of Directors

OBA Bancorp, MHC

OBA Bancorp, Inc.

OBA Bank

20300 Seneca Meadows Parkway

Germantown, Maryland 20876

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, and any amendments thereto to be filed with Office of Thrift Supervision, and in the Registration Statement on Form S-1, and any amendments thereto to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of OBA Financial Services, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594